                                                                      EXHIBIT 10

                                ESCROW AGREEMENT
                                ----------------

     THIS ESCROW AGREEMENT (this "Agreement"), dated as of the ___ day of
                                  ---------
_______, 2001, by and among iPrint Technologies, inc., a Delaware corporation

("iPrint"), Wood Alliance, Inc., a California corporation ("Wood"), U.S. Bank
--------                                                    ----
Trust, National Association, a banking association (the "Escrow Agent"), as
                                                         ------------
escrow agent, and James Childers, as Shareholders' Representative (the

"Shareholders' Representative").  Capitalized terms used but not otherwise
-----------------------------
defined in this Agreement shall have the meanings ascribed to such terms in the Reorganization Agreement (as defined below).

                                   RECITALS:
                                   --------

     WHEREAS, iPrint, Metal Combination Corp., a California corporation and wholly-owned subsidiary of iPrint ("Newco"), and Wood have entered into an
                                    -----
Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as
                                           ------------------------
of June 23, 2001, pursuant to which Newco will be merged with and into Wood (the "Merger");
 ------

     WHEREAS, in accordance with the Reorganization Agreement, the parties desire to establish an escrow to provide a mechanism through which iPrint and certain related parties may seek indemnification from the shareholders of Wood (the "Wood Shareholders") for any iPrint Losses they sustain or incur;
      -----------------

     WHEREAS, the Escrow Agent is willing to act as the escrow agent under this Agreement to hold the Escrowed Shares in an escrow account (the "Escrow
                                                                 ------
Account"); and

     WHEREAS, pursuant to the terms of the Reorganization Agreement, the parties have agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Agreement and the Reorganization Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                               ESCROW PROVISIONS

     1.1  Establishment of Escrow Account.  Simultaneously with the execution of
          -------------------------------
this Agreement, iPrint has delivered the Escrowed Shares to Escrow Agent to be held in the Escrow Account. The Escrowed Shares shall be held by the Escrow Agent in escrow subject to the terms and conditions hereinafter set forth.

     1.2  Maintenance of the Escrow. The Escrow Agent shall account separately
          -------------------------
for each Wood Shareholder showing the amount of Escrowed Shares held in the Escrow Account for such Wood Shareholder. The Escrow Agent shall maintain records showing each Wood Shareholder's Proportionate Interest (as defined below) in the Escrow Account and shall adjust each Wood Shareholder's account to reflect distributions from, and additions or substitutions to, the Escrowed Shares held for the account of such Wood Shareholder in the Escrow Account. For purposes of this Agreement, "Proportionate Interest" shall mean each Wood Shareholder's pro rata interest in the Escrowed Shares, which such percentage interest is the same as each Wood Shareholder's percentage ownership interest of outstanding shares of Wood Common Stock immediately prior to the Closing Date. The Escrow Agent is hereby authorized to effect any transfer of Escrowed Shares and/or to instruct iPrint's transfer agent to effect any transfer of Escrowed Shares required by this Agreement. iPrint shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers. All Escrowed Shares held in the Escrow Account shall be registered in the name of the Escrow Agent or its nominee.

     1.3  iPrint Share Price.  For purposes of the provisions of this Agreement
          ------------------
relating to indemnification and claims, each share of iPrint Common Stock representing the Escrowed Shares shall be deemed to have the value of the iPrint Share Price.

     1.4  Dividends, Voting and Rights of Ownership.  Except for dividends paid
          -----------------------------------------
in stock declared by iPrint in connection with a stock split or otherwise in respect to the Escrowed Shares that have not been released pursuant to the terms hereof, which shall become part of such Escrowed Shares and shall be treated equally in every respect as Escrowed Shares hereunder, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrowed Shares, will be distributed currently to the Wood Shareholders and, if distributed to the Escrow Agent, shall promptly be paid over to the Wood Shareholders. Each Wood Shareholder will have voting rights with respect to such Wood Shareholder's Proportionate Interest in the Escrowed Shares so long as such Escrowed Shares are held in escrow, and iPrint shall take all reasonable steps necessary to allow the exercise of such rights. While the Escrowed Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Wood Shareholders will retain and will be able to exercise all other incidents of ownership of said Escrowed Shares which are not inconsistent with the terms and conditions of this Agreement. Subject to the rights of iPrint under the Reorganization Agreement and this Agreement, all beneficial interest in the Escrow Account shall be the property of the Wood Shareholders from and after the Closing, and iPrint shall have no interest therein. None of the rights of the Wood Shareholders hereunder shall be transferable except as otherwise provided by law. Each of the Wood Shareholders shall be obligated for all federal, state or local taxes applicable to such Wood Shareholder's interest in the Escrow Account.

     1.5  Indemnification; Notice of Claim.  If iPrint shall have any claim for
          --------------------------------
recovery from the Escrow Account (the "Escrow Claim"), iPrint shall promptly
                                       ------------
deliver to the Shareholders' Representative and the Escrow Agent an Escrow Claim by delivery of a written notice signed by an executive officer of iPrint (which executive officer shall not include Monte Wood) to the Shareholders' Representative and the Escrow Agent requesting recovery and specifying in reasonable detail the basis on which recovery is sought (and shall include relevant documentation related to the Escrow Claim), the amount of the asserted iPrint Losses and, in the case of a third party claim as set forth in Section
8.4 of the Reorganization Agreement, containing (by attachment or otherwise) such other information as iPrint Indemnitee shall have concerning such third party claim. If within twenty (20) days after delivery of such notice to the Shareholders' Representative and the Escrow Agent (the "Claim Review Period"),
                                                        -------------------
(i) the

Shareholders' Representative has agreed to the amount of the Escrow
Claim and executed a written order with iPrint specifying the number of Escrowed Shares to be distributed by Escrow Agent to iPrint (the "Disbursement Order") or
                                                         ------------------
(ii) the Shareholders' Representative shall not have given notice to iPrint and the Escrow Agent objecting to the delivery of any of the Escrow Account out of the Escrow to iPrint for application to such Escrow Claim, the Escrow Agent shall, as promptly as practicable following the receipt of the Disbursement Order or the expiration of the Claim Review Period, as the case may be (but in no instance later than five (5) Business Days in either instance), deliver out of the Escrow Account to iPrint the number of whole Escrowed Shares having an aggregate value, based on iPrint Share Price, equal to or most nearly equal to the sum of the amount of the Escrow Claim or Escrow Claims to be satisfied.

     1.6  Objection to Claim.  If the Shareholders' Representative gives notice
          ------------------
in writing to the Escrow Agent and iPrint objecting to the delivery of any of the Escrow Account out of escrow for application to an Escrow Claim (a "Contested Claim") within the Claim Review Period specified in Section 1.5
 ---------------
hereof, the Escrow Agent shall make no delivery to iPrint out of the Escrow Account with respect to such Contested Claim until the rights of the Wood Shareholders and iPrint with respect thereto have been agreed upon between the Shareholders' Representative and iPrint or until such rights are finally determined by arbitration pursuant to Section 1.10 of this Agreement. If the arbitrator in such proceeding shall determine that the Escrowed Shares, or any part thereof, is to be delivered out of the Escrow to iPrint, the Escrow Agent shall within five (5) Business Days following receipt of a copy of such determination, deliver out of the Escrow to iPrint the number of whole Escrowed Shares having an aggregate value, based on iPrint Share Price, equal to or most nearly equal to the amount of the Contested Claim.

     1.7  Limitation on Claims.  All Escrowed Shares delivered to iPrint
          --------------------
pursuant to Section 1.5 or 1.6 hereof shall be delivered pro rata according to each Wood Shareholder's Proportionate Interest.

     1.8  Distribution of Escrow Account; Termination of Escrow.  On the date
          -----------------------------------------------------
that six (6) months after the Closing Date (the "First Release Date"), the
                                                 ------------------
Escrow Agent shall release from the Escrow Account and distribute to the Wood Shareholders in accordance with their Proportionate Interests a number of Escrowed Shares equal to the lesser of (x) sixteen and two thirds percent (16 2/3)% of the Escrowed Shares delivered to the Escrow Agent simultaneously with the execution of this Agreement pursuant to Section 1.1 and (y) such number of Escrowed Shares as shall be held in the Escrow Account on such date. On the date that twelve (12) months after the Closing Date (the "Second Release Date"), the
                                                     -------------------
Escrow Agent shall release from the Escrow Account and distribute to the Wood Shareholders in accordance with their Proportionate Interests a number of Escrowed Shares equal to the lesser of (x) twenty seven and seven ninths percent (27 7/9%) of the Escrowed Shares delivered to the Escrow Agent simultaneously with the execution of this Agreement pursuant to Section 1.1 and (y) such number of Escrowed Shares as shall be held in the Escrow Account on such date. On the date that is eighteen (18) months after the Closing Date (the "Final Release
                                                               -------------
Date"; the First Release Date, the Second Release Date and the Final Release
----
Date, each a "Release Date"), the Escrow Agent shall release from the Escrow
              ------------
Account and distribute to the Wood Shareholders any and all Escrowed Shares remaining in the Escrow Account on such date. Notwithstanding the foregoing, there shall be retained in the Escrow Account, based on the iPrint Share Price, the lesser of (i) the Escrowed Shares, in whole shares, having an aggregate value as determined in accordance with Section 1.10(b) equal to the amount of all pending and timely submitted Escrow Claims asserted by iPrint prior to such Release Date which have not theretofore been paid or resolved, plus expenses reasonably estimated in writing by iPrint to be necessary for the disposition of all such claims, or (ii) the entire remaining Escrowed Shares of the Escrow Account. The Escrowed Shares not so distributed shall be retained by the Escrow Agent until all such pending claims are resolved in accordance with Section 1.5 or 1.10, as the case may be, and the remaining Escrowed Shares deliverable to iPrint and/or the Wood Shareholders as a result thereof, if any, shall have been delivered to iPrint and/or the Wood Shareholders. Thereafter, the Escrow Agent shall, as promptly as practicable (but in no event later than five (5) business days therefrom) deliver any remaining Escrowed Shares to iPrint's transfer agent for delivery to the Wood Shareholders in accordance with their Proportionate Interests. iPrint shall use its reasonable commercial efforts to cause its transfer agent to deliver to the Wood Shareholders any such remaining Escrowed Shares as set forth in the preceding sentence as promptly as practicable.

     1.9  Term of Escrow Agreement.  This Escrow Agreement shall terminate upon
          ------------------------
the distribution by the Escrow Agent of all property held in the Escrow Account.

     1.10  Arbitration.
           -----------
           (a) Each Contested Claim will be settled by binding arbitration pursuant to Section 1.10(c) unless otherwise agreed in writing by the Shareholders' Representative and iPrint. Any portion of an Escrow Claim which is not contested shall be resolved as set forth in Section 1.5 hereof. The final decision of the arbitrator shall be furnished to the Escrow Agent, the Shareholders' Representative and iPrint in writing and will constitute a conclusive determination of the issue in question, binding upon Wood, the Wood Shareholders and iPrint and shall not be contested or appealed by any of them. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. After notice that the claim is contested by the Shareholders' Representative, the Escrow Agent will continue to hold in the Escrow Account the Escrowed Shares having a value sufficient to cover such Contested Claim, as determined pursuant to Section 1.10(b) hereof, until the earlier of (i) execution of a settlement agreement by iPrint and the Shareholders' Representative setting forth a resolution of the Contested Claim, or (ii) receipt of a copy of the final award of the arbitrator.

           (b) The number of Escrowed Shares to be delivered or held in the Escrow Account pursuant to a Contested Claim shall be equal to (i) the aggregate dollar amount of the Contested Claim as determined pursuant to this Section 1.10 divided by (ii) the value of the Escrowed Shares, based on the iPrint Share Price. If a Contested Claim derives from a pending and unresolved claim or complaint of, or an audit, investigation, action or proceeding initiated by, a third party (a "Third Party Proceeding") then pending the final resolution of
                ----------------------
the Third Party Proceeding, by settlement, judgment of a court of competent jurisdiction or binding arbitration determination, the arbitration procedures set forth in this Section 1.10 shall be stayed, and (subject to agreement in writing to the contrary by iPrint and the Shareholders' Representative) the Escrow Agent shall retain in the Escrow Account an amount of Escrowed Shares corresponding to the amount of the pending and unresolved claim and the amount of expenses reasonably estimated to be necessary for the disposition of the Contested Claim. Upon such resolution of the Third Party Proceeding, the resolution of the Contested Claim shall proceed as otherwise provided in this
Section 1.10.

           (c) Unless otherwise agreed to in writing, either iPrint or the Shareholders' Representative may deliver to the other party a written demand that any Contested Claim be settled by arbitration. Within fifteen (15) days after the date of such demand notice, iPrint and the Shareholders' Representative shall mutually select one arbitrator and shall submit the matter to that arbitrator during that fifteen (15) day period to be settled in accordance with this Section 1.10. If iPrint and the Shareholders' Representative cannot mutually agree on a single arbitrator during such fifteen
(15) day period, iPrint and the Shareholders' Representative shall no later than the expiration of that fifteen (15) day period jointly submit the matter to the American Arbitration Association ("AAA"), San Jose Regional Office. The AAA will
                                   ---
follow the procedures established by AAA for the selection of a single arbitrator provided that the arbitrator shall be selected within fifteen (15) days from the date that the matter is jointly submitted to the AAA. The arbitrator (whether selected by the parties or by the AAA) shall hold a hearing within forty-five (45) days following the date that the arbitrator is selected and shall provide a timeline for the parties to submit arguments and supporting materials with sufficient advance notice to enable the arbitrator to hold the hearing within that forty-five (45) day period. The arbitrator shall issue a tentative ruling with findings of fact and law within fifteen (15) days after the date of the hearing. The arbitrator shall provide the parties an opportunity to comment on the tentative ruling within a timeframe established by the arbitrator, provided that the arbitrator shall render a final ruling within thirty (30) days after the date of the hearing .

           (d) The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding to resolve a Contested Claim, including, without limitations, the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in San Jose, California under the commercial rules then in effect of the AAA. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including, without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the AAA.

     1.11  Escrow Agent.
           ------------
           (a)  Duties.  Except as provided in this Agreement and except for
                ------
Escrow Agent's willful misconduct or gross negligence, Escrow Agent shall have no liability or obligation with respect to the Escrow Account. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Account in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Account, or to appear in, prosecute or defend any such legal action or proceedings. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. iPrint shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

           (b)  Indemnification.  From and at all times after the date of this
                ---------------
Escrow Agreement, iPrint and the Wood Shareholders shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by or asserted against Escrow Agent from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not the Escrow Agent is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that the Escrow Agent shall not have the right to be
--------  -------
indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of the Escrow Agent. If any such action or claim which Escrow Agent is entitled to indemnification hereunder shall be brought or asserted against the Escrow Agent, the Escrow Agent shall promptly notify iPrint in writing, and iPrint shall assume the defense thereof, including the employment of counsel and the payment of all expenses. The Escrow Agent shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Escrow Agent unless (i) iPrint agrees to pay such fees and expenses, or (ii) iPrint, shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of Escrow Agent, to employ counsel satisfactory to the Escrow Agent in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both Escrow Agent and iPrint, and Escrow Agent shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to iPrint. All such fees and expenses payable by iPrint pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of Escrow Agent shall be payable by iPrint upon demand by Escrow Agent. The obligations of iPrint under this Section 1.11(b) shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Nothing contained in this Section 1.11 shall impair, limit, modify or affect the rights of the Wood Shareholders and iPrint, as between themselves.

           (c)  Resignation of Escrow Agent.  Escrow Agent may resign from the
                ---------------------------
performance of its duties hereunder at any time by giving thirty (30) days' prior written notice to iPrint and the Shareholders' Representative or may be removed, with or without cause, by iPrint and the Shareholders' Representative, acting jointly, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein. Upon any such notice of resignation or removal, iPrint and the Shareholders' Representative mutually shall agree upon and appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless waived by iPrint and the Shareholders' Representative. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

           (d)  Receipt.  By its execution and delivery of this Agreement,
                -------
Escrow Agent acknowledges receipt of the Escrowed Shares.

           (e)  Fees.  iPrint shall compensate Escrow Agent for its services
                ----
hereunder in accordance with Schedule I attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this paragraph (e) shall be payable upon demand by Escrow Agent. The obligations of iPrint under this paragraph (e) shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

     1.12  Administration of Escrow and Indemnification Matters.  Matters with
           ----------------------------------------------------
respect to this Agreement and the indemnification provisions relating hereto shall be administered for iPrint by iPrint representatives other than Monte Wood.

                                  ARTICLE II
                               GENERAL PROVISIONS

     2.1  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given when received if delivered personally or by commercial delivery service (with signature acknowledging receipt), or sent via facsimile (with confirmation of receipt), or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested), in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               if to iPrint, to:
               255 Constitution Drive
               Menlo Park, CA  94025
               Attention:  Chief Executive Officer
               Fax:  (650) 474-3990

               with a copy to:

               Gray Cary Ware & Freidenrich LLP
               400 Hamilton Avenue
               Palo Alto, CA 94301
               Attention:  Henry Lesser, Esq.
               Fax: (650) 833-2001

               if to Wood, to:
               Wood Alliance, Inc.
               3073 Corvin Drive
               Santa Clara, CA  95051
               Attention: Chief Executive Officer
               Fax: (408) 523-2799

               with a copy to:

               Pillsbury Winthrop LLP
               2550 Hanover Street
               Palo Alto, CA  94304
               Attention: Barry L. Katzman, Esq.
               Fax: (650) 233-4545

               If to the Escrow Agent:

               U.S. Bank Trust, National Association
               Corporate Trust Services
               One California Street, Suite 2550
               San Francisco, CA  94111
               Attention:  Ann Gadsby
               Fax: (415) 273-4591

               If to the Shareholders' Representative:

               James Childers
               17397 Pleasant View Avenue
               Los Gatos, CA  95030
               Fax: (408) 965-4999
               with a copy to:

               Pillsbury Winthrop LLP
               2550 Hanover Street
               Palo Alto, CA  94304
               Attention: Barry L. Katzman, Esq.
               Fax:  (650) 233-4545

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

     2.2  Parties Bound by Agreement.  The terms, conditions and obligations of
          --------------------------
this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Except as hereinafter provided, without the prior written consent of the other parties, no party may assign such party's rights, duties or obligations hereunder or any part thereof to any other person or entity.

     2.3  Number; Gender.  Whenever the context so requires, the singular number
          --------------
shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     2.4  Headings.  The headings of the Articles and Sections of this Agreement
          --------
are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     2.5  Modification and Waiver.  Any of the terms or conditions of this
          -----------------------
Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.

     2.6  Construction.  Except with regard to matters of corporate governance
          ------------
of iPrint, which shall be governed exclusively by Delaware Law, this Agreement shall be governed and construed in accordance with the laws of the State of California without regard to the laws that may otherwise govern under any applicable conflicts of law principles thereof. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. Unless otherwise expressly provided herein, all references in this Agreement to Section(s) shall refer to the Section(s) of this Agreement.

     2.7  No Limitation.  The parties agree that the rights and remedies of any
          -------------
party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Reorganization Agreement or otherwise.

     2.8  Severability.  In the event that any provision of this Agreement, or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     2.9  Purchase of Securities.  The Escrow Agent and any stockholder,
          ----------------------
director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of iPrint (excluding the Escrowed Shares) and become pecuniarily interested in any transaction in which iPrint may be interested, and contract and lend money to iPrint and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for iPrint or for any other entity.

     2.10  Exclusions.  Escrow Agent is not a party to, nor is it bound by, nor
           ----------
need it give consideration to the terms or provisions of, any agreement or undertaking among the undersigned or any of them, or between the undersigned or any of them and other persons, including, but not limited to, the Reorganization Agreement or any agreement or undertaking which may be evidenced by or disclosed by the Escrow Account, it being the intention of the parties that Escrow Agent assent to and be obligated to give consideration only to the terms and provisions thereof.

     2.11  Absence of Third Party Beneficiary Rights.  No provisions of this
           -----------------------------------------
Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

     2.12  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.




                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                         iPRINT TECHNOLOGIES, iNC.


                         By:
                            ----------------------------------
                            Name:
                            Title:

                         WOOD ALLIANCE, INC.


                         By:
                            ----------------------------------
                            Name:
                            Title:

                         U.S. BANK TRUST, NATIONAL ASSOCIATION,
                          as Escrow Agent


                         By:
                            ----------------------------------
                            Name:
                            Title:


                         SHAREHOLDERS' REPRESENTATIVE:


                         -------------------------------------
                         James Childers

                                   Schedule I

                                   U.S. BANK
                            CORPORATE TRUST SERVICES
                      Schedule of Fees for Escrow Services

ACCEPTANCE FEE
010        The acceptance fee includes the review of all documents, initial set-up of the account, and other reasonably required services up to and including the closing.  This is a one-time fee, payable at inception.
           Consideration:
           0 - 499,999                                                                                            $  500.00
           500,000 - 999,999                                                                                      $1,000.00
           $1.0 - 2.49 million                                                                                    $2,000.00
           $2.5 - 4.9 million                                                                                     $3,000.00
           $5.0 - 9.99 million                                                                                    $4,000.00
           $10.0 million (or, if applicable, per the attached schedule)                                           $5,000.00

ADMINISTRATION/AGENT FEES
           Annual account administration fee covers the normal duties of the escrow agent associated with the management of the account.  Administration fees are payable in advance and will not be prorated.

470        Depository Escrow Agent                                                                                $1,000.00

TRANSACTION FEES
880        Disbursement/Draw                                                                                      $   20.00
           Charge per item disbursed.  Includes the wire or check fee.
100        Trades-Open Market/Directed                                                                            $  100.00
           Charge per trade to buy or sell permitted investments.
           This excludes U.S. Bank investment  transactions.
101        Receipts                                                                                               $   20.00
           Charge per item received.

Indirect Out of Pocket
           Charge for miscellaneous expenses such as fax, messenger service, overnight mail, stationery, and postage (excluding large mailings).
166        This charge is applied against your Administration/Agent Fees,  and will not be prorated.              3%

EXTRAORDINARY SERVICES
           Charge for duties or responsibilities of an unusual nature not provided for in the indenture or otherwise set forth in this schedule.  A reasonable charge will be made based on the nature of the service and the responsibility involved.
           These charges will be billed as a flat fee or our hourly rate then in effect, at our option.

Final account acceptance is subject to review of documents. Fees are based on our understanding of the transaction and are subject to revision if the structure is changed. In the event this transaction does not close, any related out-of-pocket expenses will be billed to you at cost. Fees for any services not specifically covered will be based on appraisal of services rendered.

With general reference to all of our charges, it should be understood that they are subject to adjustment from time to time, upon written notification.

The fees in this schedule are the terms under which you agree to do business. Closing the transaction constitutes agreement to this fee schedule, as does payment of the invoice received after subsequent fee adjustment notification.

Absent your instructions to sweep or otherwise invest balances, no interest, earnings, or other compensation for uninvested balances will be paid to you.

Dated:  June 26, 2001                                              CONFIDENTIAL

                         SHAREHOLDER COMMUNICATIONS ACT
                         ------------------------------
                             "NON-OBJECTION" LETTER
                             ----------------------


The Securities and Exchange Commission has adopted a Rule intended to facilitate direct communications between a company that issues securities and persons who vote those securities.

Our records show you have or share voting power over securities we hold in a fiduciary or other representative capacity. The Rule requires us to disclose your name, address, and security position to companies that request such information about their own securities unless you object to such disclosure. The Rule prohibits requesting companies from using the information for any purpose other than shareholder communications.

If you sign and date the "objections" at the end of this letter and return it to us, we will not disclose your name, address, or security position in accounts over which you have voting authority to companies that request such information. If you do not return this letter with your signature below, we will provide the information to requesting companies.

Thank you for helping us to comply with the SEC Rule.



             YOU ARE NOT AUTHORIZED TO RELEASE MY NAME, ADDRESS, OR SECURITY POSITIONS TO REQUESTING COMPANIES AS PROVIDED
                                 IN THIS LETTER



          __________________________________      _________________
                   Signature                      Date



U.S. BANK TRUST NATIONAL ASSOCIATION     Ann Gadsby
                                    ---------------
ONE CALIFORNIA STREET, SUITE 2550,  SAN FRANCISCO, CA 94111
-----------------------------------------------------------


iPrint Technologies, inc. / Wood Alliance, Inc.
-----------------------------------------------